Exhibit 10.2

NEITHER THIS NOTE NOR THE LLC UNITS ISSUABLE UPON THE CONVERSION HEREOF HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY JURISDICTION.  THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED, ASSIGNED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.  BY ACQUIRING THIS NOTE, THE HOLDER REPRESENTS THAT THE HOLDER WILL NOT SELL OR OTHERWISE DISPOSE OF THIS NOTE OR THE LLC UNITS ISSUABLE UPON CONVERSION HEREOF WITHOUT REGISTRATION OR EXEMPTION THEREFROM.

CONVERTIBLE SENIOR SECURED PROMISSORY NOTE

$15,000,000	March 10, 2017

For value received, IFMI, LLC, a Delaware limited liability company (together with its successors and assigns, the “Company”), promises to pay to DGC Family Fintech Trust (the “Holder”), the principal amount of $15,000,000, together with all accrued and unpaid interest thereon (the “Outstanding Amount”).  This convertible senior secured promissory note (this “Note”) has been issued pursuant to that certain Securities Purchase Agreement (the “Purchase Agreement”) dated as of the date hereof by and between the Company and the Holder, and, for purposes of Article VI and Sections 7.3, 7.4, 7.5 and 7.6 thereof, Institutional Financial Markets, Inc. (the “Parent”).  This Note is subject to the following terms and conditions:

1.                                      Note.

(a)                                 Maturity.  The Outstanding Amount shall be due and payable in full on March 10, 2022, provided that, upon 30 days’ prior written notice, the Company shall have the right, in its sole discretion, to extend the maturity date for an additional one-year period (as may be extended, the “Maturity Date”), unless this Note shall have been earlier converted in accordance with Section 2.

(b)                                 Interest.  Interest shall accrue from the date of this Note on the unpaid principal amount at a rate equal to eight percent (8%) per annum, computed on the basis of the actual number of days elapsed and a year of 365 days from the date of this Note until the principal amount and all interest accrued thereon are paid (or converted, as provided in Section 2).  Interest shall be payable in cash quarterly on each January 1, April 1, July 1, and October 1 (each, an “Interest Payment Date”) until the Maturity Date, commencing on the first Interest Payment Date to occur after the Closing under the Purchase Agreement; provided, however, that if no Event of Default has occurred, in the event that dividends of less than Two Cents ($0.02) per share are paid on the Common Stock in the fiscal quarter prior to any Interest Payment Date, then the Company shall have the option, in its sole discretion, to pay one-half of the interest payable on such Interest Payment Date in cash, in which event the remaining one-half of the interest otherwise payable on such Interest Payment Date shall accrue and be added to the Outstanding Amount as of such Interest Payment Date; provided, further, that if the Company elects to only pay in cash one-half of interest payable on an Interest Payment Date, the Company will provide written notice to the Holder of such election at least ten (10) days prior to the relevant Interest Payment Date.  Such notice shall set forth the amount of interest in cash not paid, as well as the revised Outstanding Amount.  Upon the occurrence of any Event of Default and after any applicable cure period as described in Section 9 and for so long as such Event of Default continues, all principal, interest and other amounts payable under this Note shall bear interest at a rate equal to nine percent (9%) per annum (the “Default Rate”).

(c)                                  No Prepayment Without Consent.  This Note shall not be prepaid in whole or in part prior to the Maturity Date without the prior written consent of the Holder (which may be granted or withheld in its sole discretion).

(d)                                 Collateral.  The obligations under this Note prior to the Conversion in full of this Note shall be secured pursuant to that certain Pledge Agreement, dated the date hereof, by and between the Company and Holder.

2.                                      Conversion.  At any time following the date hereof (including, for the avoidance of doubt, at any time prior to 5:00 p.m. (ET) on the business day prior to the Maturity Date), the Holder shall have the right, in the Holder’s sole discretion, to convert all or any part of the Outstanding Amount of this Note (the “Conversion”), without the payment of any additional consideration therefor, into the number of fully paid and nonassessable LLC Units that is determined by dividing (i) the portion of the Outstanding Amount being converted by (ii) $1.45 (the “Conversion Price”).  The Conversion Price is subject to adjustment if the Company, at any time while this Note is outstanding:  (i) pays a dividend of LLC Units or otherwise makes a distribution or distributions on LLC Units or any other equity or equity equivalent securities payable in LLC Units (which, for avoidance of doubt, shall not include any LLC Units issued by the Company upon conversion of this Note), (ii) subdivides outstanding LLC Units into a larger number of units, (iii) combines (including by way of reverse split) outstanding LLC Units into a smaller number of units, (iv) issues by reclassification of LLC Units any LLC Units of the Company or (v) takes any similar action or any action designed to have a similar effect, then in each case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of LLC Units (excluding LLC Units held in treasury, if any) outstanding immediately before such event and of which the denominator shall be the number of LLC Units outstanding immediately after such event, and the number of LLC Units issuable upon Conversion shall be proportionately adjusted such that the aggregate Conversion Price of this Note shall remain unchanged.  Any adjustment made pursuant to this Section 2 shall become effective immediately after the record date for the determination of members entitled to participate in such event described in clauses (i) through (v) and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification or similar action.  Whenever the Conversion Price is adjusted pursuant to this Section 2, the Company shall promptly notify the Holder, in accordance with the Purchase Agreement, of the Conversion Price after such adjustment, any resulting adjustment to the number of LLC Units issuable upon Conversion and a brief statement of the facts requiring such adjustment.

3.                                      Mechanics and Effect of Conversion.

(a)                                 If the Holder wishes to exercise its right to effect a Conversion, the Holder shall provide the Company with a written notice of its election, and shall agree in writing to be bound by the Amended and Restated Limited Liability Company Agreement of the Company, dated

December 16, 2009, as amended, in accordance with Section 10.2 thereof to the extent the Holder is not so bound upon effecting such Conversion.

(b)                                 No fractional LLC Units will be issued upon conversion of this Note.  In lieu of any fractional LLC Unit to which the Holder would otherwise be entitled, the Company shall pay to the Holder in cash the unconverted amount that would otherwise be converted into such fractional LLC Unit.

(c)                                  In the event that all or any portion of this Note is converted pursuant to Section 2, promptly after such Conversion, the Holder shall surrender this Note, duly endorsed, to the Company and this Note shall thereupon be canceled.  At its expense, the Company shall as promptly as practicable (but in no event more than five (5) days after the Holder’s surrender of this Note) issue and deliver to the Holder (i) the number of LLC Units to which the Holder is entitled upon such Conversion, (ii) any accrued interest from the Interest Payment Date immediately prior to Conversion through the date of Conversion, (iii) if applicable, a check payable to the Holder for any cash amounts payable as described in Section 3(b), and (iv) in the case of a partial Conversion of this Note, a new promissory note (a “Replacement Note”), duly endorsed by the Parent and the Company, representing the unconverted portion of the Outstanding Amount, the terms and conditions of which Replacement Note shall be identical to this Note (except for the Outstanding Amount thereunder).

(d)                                 Upon issuance of LLC Units in respect of a Conversion of the entire Outstanding Amount or, in the case of a partial Conversion of this Note, upon issuance of LLC Units and a Replacement Note in respect of such partial Conversion, all rights with respect to this Note shall terminate, whether or not this Note has been surrendered for cancellation.  The Holder shall be treated for all purposes as the record holder of LLC Units issued upon Conversion.

(e)                                  Upon a Conversion of all or any portion of the Outstanding Amount and the issuance of LLC Units to the Holder, the Holder shall have the same rights of redemption, if any, held by the holders of LLC Units as set forth in the LLC Agreement; provided, however, that Holder shall have no such redemption rights with respect to any LLC Units issued in connection with this Note if the Board of Directors of Parent, after consultation with legal counsel, determines in good faith and in its sole discretion that satisfaction of such redemption by Parent with shares of its Common Stock would (i) jeopardize or endanger the availability to Parent of its net operating loss and net capital loss carryforwards and certain other tax benefits under Section 382 of the Code or (ii) constitute a “Change of Control” under that certain Junior Subordinated Indenture, dated as of June 25, 2007, by and between Parent (formerly Alesco Financial Inc.) and Wells Fargo Bank, N.A., as trustee.

4.                                      Covenants of the Company.  The Company covenants to the Holder that, from the date hereof until all principal, interest and other amounts payable under this Note have been paid in full, the Company shall, except as otherwise agreed in writing by the Holder:

(a)                                 take such limited liability company action as may be necessary from time to time to cause the LLC Units to be issued upon Conversion of this Note pursuant to Section 2 to be duly authorized, validly issued, fully paid and non-assessable;

(b)                                 punctually pay the principal and interest payable on this Note, and any other amount due and payable under this Note in the manner specified in this Note;

(c)                                  give written notice promptly to the Holder of any condition or event that constitutes, or is reasonably expected to constitute, an Event of Default;

(d)                                 not avoid or seek to avoid the observance or performance of any of the terms of this Note through any reorganization, recapitalization, transfer of assets or other voluntary action; and

(e)                                  not create or incur any Encumbrance in or on its property or Assets, whether now owned or hereinafter acquired, or upon any income or revenues or rights therefrom, except:

(i)                                   Encumbrances existing on the date hereof and previously disclosed to the Holder;

(ii)                                Encumbrances for property taxes and assessments or other governmental charges or levies and liens that are not overdue for more than 90 days; or

(iii)                             Encumbrances of or resulting from any Judgment, the time for appeal or petition for rehearing of which shall not have expired or in respect of which the Company shall in good faith be prosecuting an appeal or other Proceeding for a review and in respect of which a stay of execution pending such appeal or Proceeding shall have been secured.

5.                                      Redemption of LLC Units.  Until the Parent’s stockholders approve the Stockholder Proposal, the Holder shall not be permitted to redeem any LLC Units received upon a Conversion of this Note if satisfaction of such redemption by Parent with shares of its Common Stock would result in the Parent issuing a number of shares of Common Stock that, when aggregated with any shares of Common Stock previously issued to the Holder in connection with a redemption of LLC Units received by the Holder upon any Conversion of this Note, equals or exceeds twenty percent (20%) of the outstanding Common Stock as of the date of this Note.  Notwithstanding the foregoing, upon written request by the Holder to redeem any LLC Units received upon a Conversion of this Note, Parent may elect, in its sole discretion, to redeem such LLC Units in cash.

6.                                      Voting Proxy.

(a)                                 If following any Conversion of this Note the Parent owns a number of LLC Units representing less than a majority of the votes entitled to be cast at any Meeting (as defined below), then for so long as the Parent owns a number of LLC Units representing less than a majority of the votes entitled to be cast at any Meeting, the Holder hereby grants to and appoints the Parent as the Holder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Holder, to vote at any Meeting the number of LLC Units owned by the Holder as of the record date of such Meeting equal to the Additional Units (as defined below).  Such attorney-in-fact may evidence the taking of any action, giving of any consent or the voting of such Additional Units by the execution of any document or instrument for such purpose in the name of the Holder.  The Holder hereby affirms that the proxy set forth in this Section 6 is given in connection with, and in consideration of, this Note. The Holder hereby further affirms that this proxy is coupled with an interest and may not be revoked unless otherwise terminated by the mutual consent of the Holder and the Parent. The Holder hereby ratifies and confirms all that the proxy and attorney-in-fact appointed pursuant to this Section 6 may lawfully do or cause to be done by virtue hereof.  Notwithstanding anything to the contrary herein, upon the earlier to occur of a Notice Default and an Automatic Default, the proxy shall, without further action by any party, be automatically revoked.

(b)                                 For purposes of this Section 6, the following terms have the meanings set forth below:

(i)                                     “Additional Units” means the number of LLC Units representing fifty percent (50%) of the votes entitled to be cast at any Meeting, plus one LLC Unit, minus the number of LLC Units owned by Parent as of the record date of such Meeting; and

(ii)                                  “Meeting” shall mean any meeting of the holders of LLC Units, or any adjournment thereof or any other circumstances upon which a vote, agreement, consent (including unanimous written consents) or other approval is sought from the holders of LLC Units.

7.                                      Transfer Restrictions.  Upon a Conversion of all or any portion of the Outstanding Amount and the issuance of LLC Units, no such LLC Units may be sold, assigned or otherwise transferred by the holder thereof to any other party unless the transferee of such LLC Units agrees in writing in a form acceptable to the Company in its reasonable discretion to be bound by the provisions of this Section 7 and the provisions of Sections 3(e), 5 and 6 of this Note.

8.                                      Form of Payment.  Except as otherwise set forth herein, all payments due hereunder shall be made in lawful money of the United States of America to such account or at such place as may be designated in writing by the Holder from time to time.  Payment shall be credited first to the accrued interest then due and payable and the remainder applied to principal.

9.                                      Priorities.  The indebtedness evidenced by this Note and the payment of all principal, interest and any other amounts payable hereunder is a senior obligation of the Company and shall be Senior (as hereinafter defined) to, and have priority in right of payment over, all Indebtedness (as hereinafter defined) of the Company incurred following the date hereof and any subordinated or junior subordinated Indebtedness outstanding as of the date hereof.  “Senior” means that, in the event of any default in the payment of the obligations represented by this Note or of any liquidation, insolvency, bankruptcy, reorganization or similar proceedings relating to the Company, all amounts payable under this Note shall first be paid in full before any payment is made upon any other Indebtedness hereinafter incurred (including any Indebtedness guaranteed by the Company) or any subordinated or junior subordinated Indebtedness outstanding as of the date hereof, and, in any such event, any payment or distribution of any character which shall be made in respect of any other Indebtedness of Company shall be paid to the Holder for application to the payment hereof, unless and until the obligations under this Note shall have been paid and satisfied in full.  “Indebtedness” means, with respect to a specified

Person:  (a) all indebtedness of such Person for borrowed money; (b) all obligations of such Person for the deferred purchase price of property or services (other than current accounts payable and accrued expenses incurred in the ordinary course of business irrespective of when paid); (c) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements, credit agreements or other similar instruments; (d) all obligations and liabilities of such Person created or arising under any conditional sales or other title retention agreements with respect to property used and/or acquired by such Person; (e) all capitalized lease obligations of such Person; (f) all aggregate mark-to-market exposure of such Person under hedging agreements; (g) all obligations in respect of letters of credit (whether drawn or supporting obligations that constitute Indebtedness) and bankers’ acceptances; (h) all obligations referred to in clauses (a) through (g) of this definition of another Person guaranteed by the specified Person or secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) an Encumbrance upon property owned by the specified Person, whether or not the specified Person has assumed or become liable for the payment of such Indebtedness.

9.                                      Events of Default.  An “Event of Default” shall be deemed to have occurred if:

(a)                                 subject to Section 1(b), the Company shall fail to pay as and when due (i) any payment of principal and such nonpayment shall continue uncured for a period of thirty (30) days or (ii) two (2) consecutive payments of interest required to be paid to Noteholder in cash under the Note;

(b)                                 the Company fails to perform any material covenant or agreement under the Note, and such failure continues or is not cured within thirty (30) days after written notice by the Noteholder to the Company;

(c)                                  Parent or the Company applies for or consents to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) makes a general assignment for the benefit of itself or any of its creditors, or (iii) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect;

(d)                                 proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company, or the debts thereof under any bankruptcy, insolvency or other similar law are commenced and an order for relief entered or such proceeding is not dismissed or discharged within ninety (90) days of commencement;

(e)                                  there is entered against the Company a final judgment for the payment of money in an aggregate amount exceeding $500,000 and such judgment shall remain unsatisfied or without a stay in respect thereof for a period of sixty (60) days;

(f)                                   the Company shall fail to pay when due any obligation, whether direct or contingent, for indebtedness exceeding $500,000, or shall breach or default with respect to any term of any loan agreement, mortgage, indenture or other agreement pursuant to which such obligation for indebtedness was created or securing such obligation if the effect of such breach or default is to cause, or to permit the holder or holders of that indebtedness (or a trustee on behalf of such holder or holders), to cause that indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(g)                                  a Change in Control shall have occurred.  For purposes of the Note, the term “Change in Control” shall mean any one of the following events:  (i) any person or group (other than the Noteholder, Daniel Cohen, members of Daniel Cohen’s Family Group (as defined below) and each of its and their controlled affiliates and principals) is or becomes a beneficial owner, directly or indirectly, of more than fifty percent (50%) of the aggregate voting power represented by all issued and outstanding capital stock of Parent, (ii) the stockholders of Parent or the members of the Company approve a plan of liquidation or dissolution of Parent or the Company or a sale of all or substantially all of Parent’s or the Company’s assets, as applicable; or (iii) Parent or the Company, as applicable, has entered into a definitive agreement, the consummation of which would result in the occurrence of any of the events described in clauses (i) or (ii) above.  For purposes of the Note, the term “Family Group” means, with respect to any Person, such Person and such Person’s spouse, parent, sibling and descendants (whether natural or adopted) and any estate, trust, family limited partnership, limited liability company or other entity wholly owned, directly or indirectly, by such Person or such Person’s spouse, parent, sibling and/or descendant that is and remains for the benefit of such Person and/or such Person’s spouse, parent, sibling and/or descendants and any self-directed retirement plan for such individual.

Notwithstanding the foregoing, the occurrence of any of the foregoing events described in clauses (a) through (g) above shall not constitute an “Event of Default” under the Note to the extent that such event is primarily caused by the Noteholder, Daniel Cohen, its or their controlled affiliates and principals and/or members of Daniel Cohen’s Family Group.

Upon the occurrence or existence of any Event of Default described in clause (a), clause (b), clause (e), clause (f) or clause (g) above and at any time thereafter during the continuance of such Event of Default, the Noteholder may, by written notice to the Company, declare a default under the Note (a “Notice Default”), whereupon the entire unpaid principal amount outstanding and all interest accrued and unpaid on the Note to be immediately due and payable.

Upon the occurrence or existence of any Event of Default described in clause (c) or clause (d) above, immediately and without notice, the entire unpaid principal amount outstanding and all interest accrued and unpaid on the Note shall automatically become immediately due and payable (an “Automatic Default”).

10.                               Survival.  The provisions of Sections 3(e), 5, 6 and 7 shall survive the Maturity Date, any full payment of the outstanding principal amount of this Note, the full Conversion of this Note and any cancellation or termination of this Note.

11.                               Miscellaneous.

(a)                                 This Note and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New York without regard to its conflicts of law principles or the conflicts of law principles of any other state in either case that would result in the application of the laws of any other state.

(b)                                 Any notice or other communication required or permitted to be given hereunder shall be in writing and given as provided in the Purchase Agreement.

(c)                                  In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

(d)                                 Amendments to any provision of this Note may be made or compliance with any term, covenant, agreement, condition or provision set forth in this Note may be waived (either generally or in a particular instance and either retroactively or prospectively) only upon written consent of the Company and the Holder.  Any amendment or waiver effected in accordance herewith shall apply to and be binding upon the Holder, upon each future holder of this Note and upon the Company, whether or not this Note shall have been marked to indicate such amendment or waiver.  No such amendment or waiver shall extend to or affect any obligation not expressly amended or waived or impair any right consequent thereon.

(e)                                  This Note may not be assigned by any holder without the prior written approval of the Company.

(f)                                   The Company hereby waives diligence, presentment, protest and demand, notice of protest, notice of dishonor, notice of nonpayment and any and all other notices and demands in connection with the delivery, acceptance, performance, default or enforcement of this Note. The Company further waives, to the full extent permitted by Law, the right to plead any and all statutes of limitations as a defense to any demand on this Note.

(g)                                  The Company agrees to pay up to $15,000 of  Holder’s legal fees and expenses in connection with the negotiation of this Note and the Purchase Agreement, and to pay all reasonable costs and expenses actually incurred by the Holder in connection with an Event of Default, including without limitation the fees and disbursements of counsel, advisors, consultants, examiners and appraisers for the Holder, in connection with (i) any enforcement (whether through negotiations, legal process or otherwise) of this Note in connection with such Event of Default, (ii) any workout or restructuring of this Note during the pendency of such Event of Default and (iii) any bankruptcy case or proceeding of the Company or any appeal thereof.

(h)                                 The section and other headings contained in this Note are for reference purposes only and shall not affect the meaning or interpretation of this Note.

(i)                                     Capitalized terms used herein and not otherwise defined, shall have the meanings ascribed to them in the Purchase Agreement.

(j)                                    This Note may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same instrument.

Signature page follows

IN WITNESS WHEREOF, the Company has caused this Convertible Senior Secured Promissory Note to be duly executed and delivered by its authorized officer, as of the date first above written.

IFMI, LLC

By:	/s/ Joseph W. Pooler, Jr.
Name:	Joseph W. Pooler, Jr.
Title:	Executive Vice President, Chief Financial Officer and Treasurer

AGREED AND ACKNOWLEDGED:

DGC FAMILY FINTECH TRUST

By:	/s/ Jeffrey D. Blomstrom
Name:	Jeffrey D. Blomstrom
Title:	Trustee

By:	/s/ Raphael Licht
Name:	Raphael Licht
Title:	Trustee